SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(AMENDMENT NO. 1)

NEXTERA ENTERPRISES, INC.
(Name of issuer)

CLASS A COMMON STOCK, $.001 PAR VALUE

(Title of class of securities)

65332E 10 1
(CUSIP number)

May 18, 2002
(Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)

[ ]	Rule 13d-1(c)

[X]	Rule 13d-1(d)

CUSIP No. 65332E 10 1	13G	Page 2 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) NEXTERA ENTERPRISES HOLDINGS, INC.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 3 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KNOWLEDGE ENTERPRISES, INC.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 4 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KNOWLEDGE UNIVERSE, INC.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 5 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) KNOWLEDGE UNIVERSE, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 6 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ET HOLDINGS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 7 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ET CONSOLIDATED, L.L.C. DELAWARE

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 8 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) HAMPSTEAD ASSOCIATES, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 9 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MOLLUSK HOLDINGS, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 10 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) CEPHALOPOD CORPORATION

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 11 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) LAWRENCE INVESTMENTS, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 12 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MICHAEL R. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 13 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) LOWELL J. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 14 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) RIDGEVIEW ASSOCIATES, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

CUSIP No. 65332E 10 1	13G	Page 15 of 32 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) LAWRENCE J. ELLISON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X]
	(SEE INSTRUCTIONS)	(b) [ ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER 12,654,200(1)

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER 12,654,200(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,654,200(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 35.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)  Includes an aggregate of 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons.
(2)  Based on 31,647,640 shares of Class A Common Stock and 3,869,570 shares of Class B Common Stock of Nextera Enterprises, Inc. outstanding as of October 31, 2001, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

Item 1(a).      Name of Issuer:

                              Nextera Enterprises, Inc.

Item 1(b).      Address of Issuer’s Principal Executive offices:

                              343 Congress Street, Suite 2100
                              Boston, Massachusetts 02210

Item 2(a).      Name of Person Filing:

                              See Attachment A

Item 2(b).      Address of Principal Business Office:

                              See Attachment A

Item 2(c).      Citizenship:

                              See Attachment A

Item 2(d).      Title of Class of Securities:

                              Class A Common Stock

Item 2(e).      CUSIP Number:

                              65332E 10 1.

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.      Ownership

(a)	Amount Beneficially Owned: 12,654,200 shares of Class A Common Stock.

                    (b) Percent of Class: 35.6%

                    (c) Number of Shares as to which such person has:

                                                  (i)    sole power to vote or to direct the vote:

                                                  (ii)   shared power to vote or to direct the vote: 12,654,200

                                                  (iii)  sole power to dispose or to direct the disposition of:

                                                  (iv)  shared power to dispose or to direct the disposition of: 12,654,200

Item 5.     Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following      [   ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

                    Not Applicable

Item 8.     Identification and Classification of Members of the Group:

                    See Attachment A

Item 9.     Notice of Dissolution of Group:

                    Not Applicable

Item 10.     Certification:

                    Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Nextera Enterprises Holdings, Inc., a Delaware corporation

/s/ Stanley E. Maron

By: Stanley E. Maron Its: Secretary February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Knowledge Enterprises, Inc., a Delaware corporation

/s/ Stanley E. Maron

By: Stanley E. Maron Its: Secretary February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Knowledge Universe, Inc., a Delaware corporation

/s/ Stanley E. Maron

By: Stanley E. Maron Its: Secretary February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Knowledge Universe, L.L.C., a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron Its: Secretary February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ET Holdings, L.L.C., a Delaware limited liability company

/s/ Steven B. Fink

By: Steven B. Fink Its: President February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ET Consolidated, L.L.C., a Delaware limited liability company

By:	Hampstead Associates, L.L.C., a Delaware limited liability company
Its:	Manager

	By:	Ridgeview Associates, LLC, a California limited liability company
	Its:	Manager

/s/ Michael R. Milken By: Michael R. Milken Its: Manager February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Hampstead Associates, L.L.C., a Delaware limited liability company

By:	Ridgeview Associates, LLC, a California limited liability company
Its:	Manager

/s/ Michael R. Milken By: Michael R. Milken Its: Manager February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Mollusk Holdings, LLC, a California limited liability company

By:	Cephalopod Corporation, a California corporation
Its:	Manager

/s/ Philip B. Simon By: Philip B. Simon Its: President February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Cephalopod Corporation, a California corporation

/s/ Philip B. Simon

By: Philip B. Simon Its: President February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Lawrence Investments, LLC, a California limited liability company

/s/ Philip B. Simon

By: Philip B. Simon Its: Member/Manager February 11, 2002

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Ridgeview Associates, L.L.C. a California limited liability company

/s/ Michael R. Milken

By:	Michael R. Milken Its: Manager February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Michael R. Milken Michael R. Milken, an individual February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Lowell J. Milken Lowell J. Milken, an individual February 11, 2002

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Philip B. Simon Lawrence J. Ellison, an individual, by Philip B. Simon, his Attorney in Fact* February 11, 2002

*   Pursuant to a Power of Attorney filed as an exhibit to the Schedule 13G filed by the Reporting Persons on February 14, 2000 with the Securities and Exchange Commission, which Power of Attorney is incorporated by reference herein.

Attachment A

     This Form 13G is being filed by Nextera Enterprises Holdings, Inc., a Delaware corporation (“NEH”), Knowledge Enterprises, Inc., a Delaware corporation (“Knowledge Enterprises”), Knowledge Universe, Inc., a Delaware corporation (“KU Inc.”), Knowledge Universe, L.L.C., a Delaware limited liability company (“Knowledge Universe”), ET Holdings, L.L.C., a Delaware limited liability company (“ET Holdings”), ET Consolidated, L.L.C., a Delaware limited liability company (“ET Consolidated”), Hampstead Associates, L.L.C., a Delaware limited liability company, (“Hampstead”), Mollusk Holdings, LLC, a California limited liability company (“Mollusk”), Cephalopod Corporation, a California corporation (“Cephalopod”), Lawrence Investments, LLC, a California limited liability company (“Lawrence”), Lawrence J. Ellison, an individual and U.S. citizen (“Ellison”), Ridgeview Associates, LLC, a California limited liability company (“Ridgeview”), Michael R. Milken, an individual and U.S. citizen, and Lowell J. Milken, an individual and U.S. citizen (collectively, the “Reporting Persons”). Except as otherwise indicated, the address of the Reporting Persons is 844 Moraga Drive, Los Angeles, California 90049. The address of Mollusk is c/o Andrew L. Dudnick, 351 California Street, 15th Floor, San Francisco, CA 94104. The address of Cephalopod and Ellison is c/o Carolyn Balkenhol, Oracle Corporation, 500 Oracle Parkway, Redwood Shores, CA 94065. The address of Lawrence is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.